UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 3, 2018 (January 1, 2018)

FOAMIX PHARMACEUTICALS LTD.
(Translation of registrant’s name into English)

Israel	001-36621	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Holzman Street, Weizmann Science Park
Rehovot, Israel	7670402
(Address of principal executive offices)	(Zip Code)

+972-8-9474356
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2018, and effective as of that date, Dr. Dov Tamarkin resigned from the board of directors (the “Board”) of Foamix Pharmaceuticals Ltd. (the “Company”). Dr. Dov Tamarkin’s resignation was not the result of any disagreement with the Company. Dr. Tamarkin will also discontinue his services as Chief Scientific Advisor to the Company, effective immediately, but will remain entitled to the benefits granted to him under his Termination Agreement with the Company from July 1, 2017.

On January 1, 2018, and effective as of that date, the Board resolved to appoint Mr. David Domzalski, the Company’s Chief Executive Officer, as a member of the board of directors, until the next annual general meeting of the Company. Mr. Domzalski’s employment agreement with the Company, dated November 27, 2017, as recently approved by the general meeting of the Company’s shareholders, shall remain unchanged.

Item 8.01.  Other Events.

Foreign Private Issuer Status

As a result of changes to the Company’s senior management, leading to U.S. citizens and residents becoming a majority of its executive officers, and given that more than 50% of the Company’s issued and outstanding voting securities were held by U.S. residents, the Company has determined that it no longer qualifies as a foreign private issuer under the rules of the Securities and Exchange Commission (the “SEC”).  As a result, the Company will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects, and which must be filed more promptly, than the forms available to a foreign private issuer.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 3, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2018

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ Ilan Hadar
Ilan Hadar
Chief Financial Officer & Country Manager